Exhibit 99.1

CONTACT:	Investors and Media: Felix Veksler
Senior Director, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES THIRD QUARTER FISCAL 2024 FINANCIAL RESULTS

•	Third Quarter Sales Decreased to $317.7 Million

•	Third Quarter Comparable Store Sales Decreased 6.1%

•	Third Quarter Diluted EPS of $.38; Adjusted Diluted EPS[1] of $.39

•	Generated Cash from Operating Activities of $130 Million for the First Nine Months of Fiscal 2024

•	Repurchased ~1.5M Shares of Common Stock at an Average Price of $28.50 for $44 Million

•	Distributed Third Quarter Fiscal 2024 Cash Dividend of $.28 per Share

ROCHESTER, N.Y. – January 24, 2024 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 23, 2023.

Third Quarter Results

Sales for the third quarter of the fiscal year ending March 30, 2024 (“fiscal 2024”) decreased 5.2% to $317.7 million, as compared to $335.2 million for the third quarter of the fiscal year ended March 25, 2023 (“fiscal 2023”). Comparable store sales decreased 6.1% for the period due to milder weather as well as a pressured low-to-middle income consumer that continued to defer purchases in the Company’s high-ticket tire category. This compares to an increase in comparable store sales of 5.6% in the prior year period. Sales from new stores increased $1.0 million, primarily from recent acquisitions.

Comparable store sales decreased approximately 1% for brakes, 3% for maintenance services, 5% for alignments and front end/shocks, and 9% for tires compared to the prior year period. Comparable store sales were flat for batteries compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

Gross margin increased 170 basis points compared to the prior year period, primarily resulting from lower material costs as a percentage of sales and lower technician labor costs as a percentage of sales, which were partially offset by higher distribution and occupancy costs as a percentage of sales.

[1]	Adjusted diluted EPS is a non-GAAP measure. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Total operating expenses for the third quarter of fiscal 2024 were $91.3 million, or 28.7% of sales, as compared to $89.6 million, or 26.7% of sales in the prior year period. The increase as a percentage of sales was principally due to lower year-over-year comparable store sales.

Operating income for the third quarter of fiscal 2024 was $21.4 million, or 6.7% of sales, as compared to $23.8 million, or 7.1% of sales in the prior year period.

Interest expense was $5.0 million for the third quarter of fiscal 2024, as compared to $5.9 million for the third quarter of fiscal 2023, principally due to a decrease in weighted average debt.

Income tax expense in the third quarter of fiscal 2024 was $4.2 million, or an effective tax rate of 25.8%, compared to $5.0 million, or an effective tax rate of 27.6% in the prior year period.

Net income for the third quarter of fiscal 2024 was $12.2 million, as compared to $13.0 million in the same period of the prior year. Diluted earnings per share for the third quarter of fiscal 2024 was $.38, compared to $.41 in the third quarter of fiscal 2023. Adjusted diluted earnings per share, a non-GAAP measure, for the third quarter of fiscal 2024 was $.39. This compares to adjusted diluted earnings per share of $.43 in the third quarter of fiscal 2023. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded items in the third quarters of fiscal 2024 and 2023. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Monro ended the quarter with 1,296 company-operated stores and 51 franchised locations.

“Our third quarter comparable store sales decline of approximately 6% was due to milder weather as well as a pressured low-to-middle income consumer that continued to defer purchases in our high-ticket tire category. This was clearly evidenced by an industry-wide slowdown in tire unit sales in the regions of the country where a vast majority of our store footprint is concentrated. This led to pressured store traffic, which was not supportive to sales of our higher-margin service categories in the quarter. While our tire units were down approximately 14%, leveraging the strength of our manufacturer-funded promotions allowed us to optimize our assortment for improved tire profitability in the quarter. And, while continued consumer trade down dynamics led to a higher proportion of lower-margin opening price point tires within overall industry unit sales, we remained focused on maintaining a healthy mix of opening price point tires in the quarter. Encouragingly, based on retail sell-out data from Torqata, a subsidiary of American Tire Distributors, our tire market share remained broadly in-line with the overall market in our higher-margin tiers. We continued to mitigate the impact of this industry-wide slowdown with actions to reduce non-productive labor costs, including overtime hours in our stores. Despite a tough macro-

economic environment, the resiliency of our business model and the actions that we’ve taken allowed us to expand gross margin in the quarter. While our preliminary comparable store sales for fiscal January are down approximately 6% due to softness in the first half of the month, comparable store sales have accelerated materially in the last two weeks with the return of normal seasonal weather. Given the current pressures on the consumer, we no longer expect to grow full-year sales, but we do expect diluted earnings per share to be higher versus prior year. This will be driven by actions we’ve taken to successfully re-position our cost structure as well as expanding our gross margin through properly training our Teammates to maximize their productivity and optimizing our tire assortment for improved profitability. We will continue to remain relentlessly focused on improving our 300 small or underperforming stores, maintaining a balanced approach between our tire and service categories with competitive pricing to drive store traffic and continuously improving our customer experience. In addition, we will continue to create cash by optimizing inventory and leveraging the strength of our vendor partners for better availability, quality and cost of parts and tires in our stores”, said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “Despite the challenges posed by the current macro-economic environment, our business continues to be well-positioned, and we are confident that we remain on a path to restore our gross margins back to pre-COVID levels with double-digit operating margins over the longer-term.”

First Nine Months Results2

For the current nine-month period:

•

Sales decreased 4.7% to $966.7 million from $1,014.5 million in the same period of the prior year. Comparable store sales decreased 2.7%, compared to increases of 2.3% for total company and 3.3% for Retail locations in the prior year period.

•	Gross margin for the nine-month period was 35.4%, compared to 34.7% in the prior year period.

•	Operating income was 6.3% of sales, compared to 7.3% in the prior year period.

•	Net income for the first nine months of fiscal 2024 was $33.9 million, or $1.05 per diluted share, as compared to $38.6 million, or $1.17 per diluted share in the prior year period.

•

Adjusted diluted earnings per share, a non-GAAP measure, in the first nine months of fiscal 2024 was $1.11. This compares to adjusted diluted earnings per share of $1.27 in the first nine months of fiscal 2023. Please refer to the reconciliation of adjusted diluted earnings per share in the table below for details regarding excluded costs in the first nine months of fiscal 2024 and 2023. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

[2]	Financial performance includes the results of the divested Wholesale and tire distribution assets for fiscal 2023 through June 16th.

Strong Financial Position

During the first nine months of fiscal 2024, the Company generated operating cash flow of approximately $130 million. As of December 23, 2023, the Company had cash and cash equivalents of approximately $24 million and availability on its revolving credit facility of approximately $476 million.

Third Quarter Fiscal 2024 Cash Dividend

On December 19, 2023, the Company paid a cash dividend for the third quarter of fiscal 2024 of $.28 per share.

Share Repurchases

During the third quarter of fiscal 2024, the Company continued executing on its share repurchase program, which authorizes the Company to repurchase up to $150 million of its common stock. The Company repurchased approximately 1.5 million shares of its common stock at an average price of $28.50 for approximately $44 million during the third quarter of fiscal 2024. In total, the Company has repurchased approximately 3.7 million shares at an average price of $37.61 for approximately $141 million under the current authorization from the Company’s Board of Directors.

The method, timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, alternative investment opportunities, and legal requirements.

The Company’s repurchase program has no expiration date, does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

Company Outlook

Monro is not providing fiscal 2024 financial guidance at this time but will provide perspective on its outlook for fiscal 2024 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, January 24, 2024 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-470-1428 and using the required access code of 849052. A replay will be available approximately two hours after the recording through Wednesday, February 7, 2024 and can be accessed by dialing 1-866-813-9403 and using the required access code of 823808. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated approximately $1.3 billion in sales in fiscal 2023 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across approximately 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “estimate,” “outlook,” “strive,” “anticipate,” “believe,” “could,” “may,” “will,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, realizing the anticipated benefits of the divestiture of the Company’s wholesale tire and distribution assets, the effect of general business or economic and geopolitical conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 25, 2023. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items such as costs related to shareholder matters from the Company’s equity capital structure recapitalization, transition costs related to the Company’s back-office optimization, corporate headquarters relocation costs, and items related to store closings, as well as acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2023	2022	% Change
Sales	$317,653	$335,193	(5.2)%
Cost of sales, including distribution and occupancy costs	204,976	221,742	(7.6)%

Gross profit	112,677	113,451	(0.7)%
Operating, selling, general and administrative expenses	91,294	89,605	1.9%

Operating income	21,383	23,846	(10.3)%
Interest expense, net	5,043	5,949	(15.2)%
Other income, net	(62)	(98)	(36.7)%

Income before income taxes	16,402	17,995	(8.9)%
Provision for income taxes	4,232	4,961	(14.7)%

Net income	$12,170	$13,034	(6.6)%

Diluted earnings per share	$0.38	$0.41	(7.3)%

Weighted average number of diluted shares outstanding	32,188	31,985
Number of stores open (at end of quarter)	1,296	1,296

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2023	2022	% Change
Sales	$966,712	$1,014,546	(4.7)%
Cost of sales, including distribution and occupancy costs	624,666	662,171	(5.7)%

Gross profit	342,046	352,375	(2.9)%
Operating, selling, general and administrative expenses	280,959	278,802	0.8%

Operating income	61,087	73,573	(17.0)%
Interest expense, net	15,052	17,312	(13.1)%
Other income, net	(153)	(275)	(44.4)%

Income before income taxes	46,188	56,536	(18.3)%
Provision for income taxes	12,317	17,897	(31.2)%

Net income	$33,871	$38,639	(12.3)%

Diluted earnings per share	$1.05	$1.17	(10.3)%

Weighted average number of diluted shares outstanding	32,142	32,890

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 23, 2023	March 25, 2023
Assets
Cash and equivalents	$23,846	$4,884
Inventories	160,360	147,397
Other current assets	87,488	106,186

Total current assets	271,694	258,467
Property and equipment, net	284,563	304,989
Finance lease and financing obligation assets, net	189,774	217,174
Operating lease assets, net	205,244	211,101
Other non-current assets	781,822	785,146

Total assets	$1,733,097	$1,776,877

Liabilities and Shareholders’ Equity
Current liabilities	$486,632	$449,177
Long-term debt	94,000	105,000
Long-term finance leases and financing obligations	259,794	295,281
Long-term operating lease liabilities	184,777	191,107
Other long-term liabilities	48,176	41,390

Total liabilities	1,073,379	1,081,955
Total shareholders’ equity	659,718	694,922

Total liabilities and shareholders’ equity	$1,733,097	$1,776,877

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal December
	2023	2022
Diluted EPS	$0.38	$0.41
Net loss on sale of wholesale tire and distribution assets (a)	0.01	—
Store closing costs	—	—
Monro.Forward initiative costs	—	—
Litigation reserve/settlement costs	—	0.01
Costs related to shareholder matters	—	0.01
Transition costs related to back-office optimization	—	—
Corporate headquarters relocation costs	—	—

Adjusted Diluted EPS	$0.39	$0.43

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal December
	2023	2022
Net Income	$12,170	$13,034
Net loss on sale of wholesale tire and distribution assets (a)	304	—
Store closing costs	(30)	6
Monro.Forward initiative costs	—	68
Litigation reserve/settlement costs	—	450
Costs related to shareholder matters	80	236
Transition costs related to back-office optimization	58	—
Corporate headquarters relocation costs	95	—
Provision for income taxes on pre-tax adjustments (b)	(131)	(191)

Adjusted Net Income	$12,546	$13,603

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Nine Months Ended Fiscal
	December
	2023	2022
Diluted EPS	$1.05	$1.17
Net loss/(gain) on sale of wholesale tire and distribution assets (a)	0.01	(0.05)
Store closing costs	—	0.01
Monro.Forward initiative costs	—	—
Acquisition due diligence and integration costs	—	—
Litigation reserve/settlement costs	—	0.01
Management restructuring/transition costs	—	0.03
Costs related to shareholder matters	0.03	0.02
Transition costs related to back-office optimization	0.01	—
Corporate headquarters relocation costs	—	—
Certain discrete tax items (c)	—	0.08

Adjusted Diluted EPS	$1.11	$1.27

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Nine Months Ended Fiscal
	December
	2023	2022
Net Income	$33,871	$38,639
Net loss/(gain) on sale of wholesale tire and distribution assets (a)	304	(1,968)
Store closing costs	(26)	232
Monro.Forward initiative costs	—	110
Acquisition due diligence and integration costs	5	(9)
Litigation reserve/settlement costs	—	450
Management restructuring/transition costs	—	1,338
Costs related to shareholder matters	1,355	553
Transition costs related to back-office optimization	699	—
Corporate headquarters relocation costs	155	—
Provision for income taxes on pre-tax adjustments (b)	(637)	(178)
Certain discrete tax items (c)	—	2,644

Adjusted Net Income	$35,726	$41,811

a)	Amount includes loss/(gain) on sale of a related warehouse, net of associated closing costs.
b)

The Company determined the Provision for income taxes on pre-tax adjustments by calculating the Company’s estimated annual effective tax rate on pre-tax income before giving effect to any discrete tax items and applying it to the pre-tax adjustments.

c)

Amount relates to the sale of wholesale tire locations and distribution assets, as well as the revaluation of deferred tax balances due to changes in the mix of pre-tax income in various U.S. state jurisdictions as a result of the sale.